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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.   1  )*
                                           -- --


                           Scopus Technology, Inc.
        -------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
             ---------------------------------------------------
                       (Title of Class of Securities)

                                 809172-10-9
                  -----------------------------------------
                               (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of _ Pages

-----------------------                                  ---------------------
  CUSIP NO. 809172-10-9                 13G                PAGE 2 OF _ PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON      Sharam Sasson
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            350,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          467,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             350,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          467,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      817,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.1

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 809172-10-9                                         Page 3 of _ Pages
          -----------

ITEM 1.
          (a) Name of Issuer: Scopus Technology, Inc.

          (b) Address of Issuer's Principal Executive Offices:
              Scopus Technology, Inc.
              1900 Powell Street, Suite 700  Emeryville, CA 94608

ITEM 2.
          (a) Name of Person Filing:   Sharam Sasson

          (b) Address of Principal Business Office or, if none, Residence: At Large Software, Inc.
              5801 Christie Avenue, Suite 590, Emeryville, CA 94608
          (c) Citizenship: USA
          (d) Title of Class of Securities: Common Stock
          (e) CUSIP Number:  809172-10-9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS A:
          (a) [ ] Broker or Dealer registered under Section 15 of the Act
          (b) [ ] Bank as defined in section 3(a)(6) of the Act
          (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
          (d) [ ] Investment Company registered under section 8 of the Investment Company Act
          (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see (S)240.13d-1(b)(1)(ii)(F)
          (g) [ ] Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)
          (h) [ ] Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP
          (a) Amount Beneficially Owned:  817,000

          (b) Percent of Class:  6.1
          (c) Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote: 350,000 Trustee
                    of the 1995 EDS Trust
              (ii) shared power to vote or to direct the vote: 467,000 Co-Trustee of the Sasson Family Trust DTD 12/28/94
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CUSIP No. 809172-10-9                                         Page 4 of _ Pages
          -----------


              (iii) sole power to dispose or direct the disposition of:
                    350,000 Trustee of the 1995 EDS Trust
              (iv)  shared power to dispose or direct the disposition of:
                    467,000 Co-Trustee of the Sasson Family Trust DTD 12/28/94

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THEGROUP


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

CUSIP No. 809172-10-9                                         Page 5 of _ Pages
          -----------

ITEM 10.
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            February 13, 1997
                                     --------------------------------
                                                  Date

                                            /s/ SHARAM SASSON
                                      --------------------------------
                                                Signature


                                      --------------------------------
                                               Sharam Sasson
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CUSIP No. 809172-10-9                                         Page 6 of _ Pages
          -----------